Exhibit 13(a)(4)

Change in Independent Registered Public Accounting Firm
On January 30, 2024, Cohen & Company, Ltd. (“Cohen”) was dismissed as the independent registered public accounting firm for the Matisse Discounted Closed-End Fund Strategy and the Matisse Discounted Bond CEF Strategy (the “Funds”). At a meeting held on March 7, 2024, based on the recommendation and approval of the Audit Committee, the Board of Trustees approved the appointment of Tait, Weller & Baker, LLP (“Tait Weller”) as the Funds’ independent registered public accounting firm for the fiscal year ending March 31, 2024.
Cohen’s audit report on the Funds’ financial statements for the fiscal year ended March 31, 2023 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal year ended March 31, 2023 and for the interim period ended January 30, 2024, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement.
The registrant requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.
During the fiscal periods ended March 31, 2022, March 31, 2023, and for the interim period ended March 7, 2024, neither the Funds, nor anyone on the Funds’ behalf, consulted with Tait Weller with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Funds’ financial statements, and no written report or oral advice was provided that Tait Weller concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Exhibit 13(a)(4)

May 30, 2024
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Re: Starboard Investment Trust (Matisse Discounted Closed-End Fund Strategy and the Matisse Discounted
Bond CEF Strategy)
File no. 811-22298
Dear Sir or Madam:
We have read Exhibit 13(a)(4) of Form N-CSR of Matisse Discounted Closed-End Fund Strategy and the Matisse Discounted Bond CEF Strategy, a series of Starboard Investment Trust, dated May 30, 2024 and agree with the statements concerning our Firm contained therein.
Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.